                       [Nationwide Financial Letterhead]

EXHIBIT 99.1
------------


INVESTOR CONTACT:
-----------------
Kevin G. O'Brien
AVP, Investor Relations
614 677-5331

MEDIA CONTACT:
--------------
Bryan Haviland
Public Relations Officer
614 677-7767


FEBRUARY 4, 2002

                   NATIONWIDE FINANCIAL REPORTS FOURTH QUARTER
                      OPERATING EARNINGS PER SHARE OF $0.79
        INDIVIDUAL ANNUITY NET FLOWS JUMP 53 PERCENT OVER THE PRIOR YEAR

COLUMBUS, OHIO-- Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of personalized long-term savings and retirement products, today reported results for the fourth quarter and full year 2001. Highlights include the following:

       - Net operating income, which excludes after-tax net realized investment gains/losses, declined 11 percent to $101.8 million or $0.79 per diluted share for the fourth quarter. Net operating income for the fourth quarter 2000 was $114.7 million or $0.89 per diluted share. For the full year 2001, net operating income was $437.9 million or $3.39 per diluted share, a 3 percent decline from the $451.0 million or $3.50 per diluted share reported a year ago.

       - Net income for the quarter was $58.6 million or $0.45 per diluted share, compared to net income of $109.2 million or $0.85 per diluted share reported a year ago. Net realized losses on investments of $43.2 million, after tax, drove net income lower in the quarter. This included $16.8 million related to Enron fixed income securities and $2.3 million related to Argentina fixed income securities. Net income for the full year was $412.8 million or $3.20 per diluted share, compared to $434.9 million or $3.38 per diluted share for the full year 2000.

       - Operating revenues of $805.5 million for the fourth quarter were flat compared to $804.2 million reported a year ago. For the full year, revenues of $3.21 billion were just ahead of the $3.20 billion reported a year ago.

       - Total sales of $3.9 billion for the fourth quarter increased 2 percent on both a sequential and year-over-year basis. Strong sales of individual fixed annuities in the financial institution channel and improved momentum in individual variable life in the fourth quarter aided sales growth.

       - Operating return on equity of 12.7 percent for the quarter, compared to 16.2 percent a year ago. For the full year, operating return on equity was 14.2 percent, compared to 16.7 percent in 2000.

       - Customer funds managed and administered totaled $113.1 billion at year-end, 2 percent higher than the $111.0 billion reported a year ago.

                                     -more-

NFS REPORTS FOURTH QUARTER 2001 EARNINGS -- 2

"During 2001, volatile equity markets, declining interest rates, and economic uncertainty strongly impacted the asset accumulation and protection markets we serve," said W.G. Jurgensen, chairman and chief executive officer. "While these market forces, along with the events of September 11, adversely impacted our growth in 2001, the strategic investments we made in 2001 to strengthen our distribution capabilities and expand our product portfolio will better position us for the future."

SEGMENT RESULTS
Nationwide Financial reports its results in four business segments: individual annuity, institutional products, life insurance, and asset management. In addition, Nationwide Financial reports a corporate segment that includes net investment income and expenses not allocated to the business segments, interest expense on debt and goodwill amortization. A discussion of the results for each segment follows.

                               INDIVIDUAL ANNUITY

       - Pre-tax operating earnings of $50.5 million for the quarter were down from the $65.8 million reported a year ago

       - Operating revenues increased 4 percent in the quarter, to $285.1 million, compared to $273.4 million in the previous year

       - Net flows, or deposits less withdrawals, of $821.1 million in the quarter improved 53 percent compared to $538.2 million reported a year ago

       - Assets ended the year at $42.2 billion, 3 percent lower than the $43.7 billion a year ago

FOURTH QUARTER RESULTS: Lower policy charges combined with higher operating expenses drove earnings lower in the quarter when compared to the prior year. Although total assets for this segment increased $3.9 billion from the third quarter of 2001, asset balances were still $1.5 billion below prior year. As a result, policy charges decreased $14.5 million compared to a year ago putting significant pressure on earnings growth in this segment. Improved spread income of $1.6 million in the quarter partially offset the lower policy charges. A more stable interest rate environment in the fourth quarter resulted in interest spread on average general account assets of 185 basis points compared to 175 basis points reported in the third quarter and 224 basis points a year ago. Although general operating expenses were flat when compared to the third quarter, a growing customer base increased expenses when compared to a year ago. Lower amortization of policy acquisition costs partially offset higher operating expenses. Return on average assets for the quarter was 50 basis points, compared to 59 basis points a year ago.


                                     -more-

NFS REPORTS FOURTH QUARTER 2001 EARNINGS -- 3

Individual annuity sales of $1.9 billion in the quarter were 16 percent higher than a year ago and improved 1 percent on a sequential basis. Individual variable annuity sales continue to be adversely impacted by the volatile equity market environment, declining 8 percent from the prior year and 2 percent sequentially. Continued strong demand for fixed rate products drove individual fixed annuity sales to a record $620.6 million in the quarter, more than double a year ago.

FULL YEAR 2001 RESULTS: Full year pre-tax operating earnings of $227.2 million were down 18 percent from the $276.3 million reported a year ago as volatile equity markets throughout 2001 impacted average asset balances and related policy charges Total individual annuity net flows of $3.4 billion increased 35 percent compared to $2.5 billion a year ago. Record fixed annuity sales of $2.0 billion combined with improved retention in both fixed and variable annuities helped boost flows and expand our customer base.

"This year provides a solid example of the strength of our business model - diversity of products and distribution," said Joseph J. Gasper, president and chief operating officer. "During this difficult year, we were able to leverage our bank relationships and generate record fixed annuity sales and establish new distribution partnerships that will be key to our future growth."


                             INSTITUTIONAL PRODUCTS

       - Pre-tax operating earnings were $49.4 million, compared to $57.3 million a year ago

       -      Operating revenues declined 5 percent to $277.4 million

       - Net flows, or deposits less withdrawals, of $423.0 million in the quarter declined 7 percent compared to $455.3 million reported a year ago

       - Assets totaled $50.4 billion at year-end, up from $47.2 billion a year ago

FOURTH QUARTER RESULTS: Similar to the individual annuity segment, lower policy charges and modestly higher expenses reduced earnings in this segment compared to a year ago. Average separate account assets of $21.5 billion were 19 percent lower than the prior year and drove policy charges 19 percent lower than a year ago. Increased spread income offset lower policy charges in the quarter, as average general account assets were 11 percent higher than a year ago. A growing medium term note program and increased assets allocated to fixed rate options within defined contribution plans helped boost general account assets higher. Interest spread on average general account assets was 204 basis points in the quarter compared to 196 basis points a year ago and 179 basis points in the third quarter. Return on average assets of 41 basis points was down from 48 basis points a year ago, and up slightly from 40 basis points in the third quarter.

                                     -more-

NFS REPORTS FOURTH QUARTER 2001 EARNINGS -- 4

Sales for the segment were $1.6 billion in the quarter, a 6 percent decline from a year ago. Private sector pension plan sales declined 16 percent as weaker equity markets reduced the average size of a transferred plan and a weak economic environment dampened demand for new plans. Sales of public sector pension plans improved 13 percent, driven by higher recurring premium from new cases gained during the year.

FULL YEAR 2001 RESULTS: Full year pre-tax operating earnings of $205.7 million were down 8 percent from the $224.6 million reported a year ago. Slightly higher spread income offset the impact of the volatile equity markets throughout 2001 on average asset balances and related policy charges. Total institutional products sales of $7.0 billion were down 5 percent from the $7.4 billion reported a year ago. Although public sector sales increased, the 9 percent decline in private sector sales offset that gain.

"Our retirement advice initiative with Morningstar in the public sector is an important step forward for our business," added Gasper. "This initiative will allow us to give plan participants access to Morningstar's educational support, personalized online retirement planning advice tools, industry-leading proprietary investment research and the simplicity of Morningstar's customized approach to investment advice."

                                 LIFE INSURANCE

       - Total segment pre-tax operating earnings were $48.7 million, a 5 percent increase compared to year ago

       - Operating revenues increased 8 percent to $211.4 million, compared to $195.7 million in the prior year

       - Life insurance in-force of $70.4 billion grew 9 percent over the prior year

       - Investment life pre-tax operating earnings of $30.5 million increased 15 percent compared to a year ago and now represents over 60 percent of segment earnings


FOURTH QUARTER RESULTS: Rapid growth in the investment life business continued to drive segment results higher. Increased policy charges from a growing block of business were offset by increased benefit expense. Policy reserves supporting investment life products increased 17 percent compared to a year ago, reaching $5.4 billion at year end. Cost of insurance charges of $54.2 million in the quarter were $10.2 million, or 23 percent higher than a year ago. Traditional/universal life pre-tax operating earnings of $18.2 million were 8 percent lower than a year ago due to slightly higher life benefits expense.





                                     -more-

NFS REPORTS FOURTH QUARTER 2001 EARNINGS -- 5

Life insurance sales declined 21 percent to $358.1 million in the quarter, as lower investment life sales offset a slight improvement in traditional/universal life sales. The volatile equity markets and the changing tax environment impacted individual variable life sales, which were 8 percent lower than a year ago. However; the fourth quarter sales exhibited strong momentum as individual variable life sales increased 18 percent sequentially. Expanding distribution and a more favorable sales environment helped push traditional/universal life sales 2 percent higher compared to a year ago and 18 percent higher compared to the third quarter.

FULL YEAR 2001 RESULTS: Full year pre-tax operating earnings of $189.7 million increased 18 percent compared to the $161.1 million reported a year ago. Increased policy charges and spread income from a growing block of business offset increased amortization of policy acquisition costs and benefits expense. Total life insurance sales of $1.5 billion were essentially flat to a year ago. Sales of individual variable life through financial institutions and wirehouses increased by 25 and 16 percent respectively, demonstrating our ability to expand the distribution for this product.

"During 2001 we made significant progress on expanding the distribution and streamlining the sales process for variable life insurance," said Gasper. "We remain very bullish on the prospects for variable life insurance and our focus in the coming year will be to continue to improve and grow our distribution network and to simplify variable life insurance to continue to expand the market for this product."

                                ASSET MANAGEMENT

       - Pre-tax operating earnings of $4.3 million were up sharply from the operating loss of $1.9 million a year ago

       - Operating revenues of $33.9 million increased 12 percent compared to the prior year

       - Net outflows of $2.1 billion in the quarter were impacted by the loss of one large stable value case of $2.6 billion.

       - Assets under management increased 6 percent to $24.3 billion, compared to a year ago


FOURTH QUARTER RESULTS: Increased fee income from a growing asset base and aggressive expense management helped turn around earnings in the asset management segment this quarter. In an effort to continue to leverage our investment expertise, NFS structured and executed its first commercial mortgage loan securitization, adding $1.9 million to pre-tax operating earnings in the quarter. Net flows, excluding the impact of the lost stable value case, were $0.5 billion in the quarter, as equity fund flows of more than $500 million offset moderate outflows from money market funds.

                                     -more-

NFS REPORTS FOURTH QUARTER 2001 EARNINGS -- 6


FULL YEAR 2001 RESULTS: Full year pre-tax operating earnings of $12.7 million more than doubled compared to the $4.5 million reported a year ago. Strong growth in operating revenues, driven by solid asset growth, combined with lower expenses boosted earnings for the year. Net flows of $1.6 billion for the year were up markedly from the net outflows experienced a year ago.

                                    CORPORATE

The corporate segment reported a pre-tax operating loss of $19.5 million during the fourth quarter compared to a loss of $5.9 million a year ago. Included in the current quarter's net investment income are losses from real estate and low income housing partnerships of $8.4 million. The low income housing partnership losses generated additional income tax credits, resulting in a total after-tax loss of $3.4 million. Additionally, net investment income was lower in the current quarter as additional capital, and the related earnings on that capital, were allocated to the business segments to support growth in individual fixed annuities and the medium-term note program.

BALANCE SHEET

Total assets at December 31, 2001 of $92.0 billion were down 1 percent from $93.2 billion at year-end 2000. Included in the current period total assets were $59.6 billion in assets underlying variable annuities and variable life products held in separate accounts, down from $66.0 billion at year-end 2000.

Shareholders' equity was $3.4 billion, or $26.71 per share, at December 31, 2001 compared to $3.0 billion or $23.29 per share at year-end 2000. Excluding other comprehensive income, shareholders' equity was $25.14 per share at December 31, 2001 versus $22.40 per share at year-end 2000.

BUSINESS OUTLOOK

The following statements are forward-looking, based on current business conditions, and do not consider any potential financial impact from the previously announced transaction with Provident Mutual Life Insurance Company.

Due to the inherent difficulty in forecasting the short-term performance of the equity markets, as measured by the S&P 500, and the related performance of our separate account assets, the information provided below incorporates a range of possible results that intend to illustrate the sensitivity of our revenue and earnings to the ultimate performance of the equity markets. To the extent that actual equity market performance varies from that assumed in the illustration below, our results will vary accordingly.


                                     -more-

NFS REPORTS FOURTH QUARTER 2001 EARNINGS -- 7

       - For the full year 2002, should the equity markets and the related performance of our separate account assets achieve a return of 0 to 8 percent, earned evenly throughout the year, operating earnings per share would be within a range of $3.25 to $3.50.

       - Utilizing the same equity market assumptions noted above, revenue growth would be within a range of 5 to 7 percent and return on equity would be within a range of 12 to 13 percent for the full year 2002.

       - Consistent with the realization of certain tax minimization strategies, our effective tax rate is expected to be no more than 26 percent for the full year 2002.

Our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on the earnings release and web site as Nationwide Financial's current expectations on matters covered, unless the Company publishes a notice stating otherwise.

EARNINGS CONFERENCE CALL

Management of Nationwide Financial will host a conference call on FEBRUARY 5, 2002 AT 11:00 AM ET to discuss fourth quarter earnings. To listen to the call, dial (712) 257-2760 and enter conference code NFS. The call also will be broadcast live over the internet with a link available on the Company's web site. For those unable to listen to the call live, an audio archive and transcript will be available on the Company's web site within 48 hours.

QUIET PERIOD

Toward the end of each quarter, Nationwide Financial has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment concerning the Company's financial results or expectations. The quiet period will extend until the day when Nationwide Financial's next earnings release is published. For the first quarter of 2002, the quiet period will be APRIL 9, 2002 through APRIL 30, 2002.

Columbus-based Nationwide Financial is the holding company for the retirement savings operations of Nationwide, which owns 81.3 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country's 12th largest life insurer. To obtain investor materials, including the Company's 2000 annual report, Form 10-K and other corporate announcements, please visit our web site at www.nationwidefinancial.com.
----------------------------
                                     -more-

NFS REPORTS FOURTH QUARTER 2001 EARNINGS -- 8


FORWARD LOOKING INFORMATION

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) Nationwide Corporation's control of the Company through its beneficial ownership of approximately 97.8 percent of the combined voting power of all the outstanding common stock and approximately 81.3 percent of the economic interest in the Company; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends;
(iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the FASB;
(iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vi) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (vii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (viii) inability to carry out marketing and sales plans, including, among others, development of new product and/or changes to certain products and acceptance of the new and/or revised products in the market; (ix) changes in interest rates and the capital markets causing a reduction of investment income and/or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products; (x) general economic and business conditions which are less favorable than expected; (xi) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations, and (xii) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts.


                                                                       EXHIBIT 1 TO FOURTH QUARTER 2001 EARNINGS ANNOUNCEMENT
                                                                       ------------------------------------------------------





NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED INCOME STATEMENTS
                                                                      QUARTERS ENDED                TWELVE MONTHS ENDED
                                                                       DECEMBER 31,                     DECEMBER 31,
($ in millions, except per share data)                            2001            2000            2001             2000
                                                              ----------------------------------------------------------------
REVENUES
  Policy charges                                                   $ 250.3         $ 268.1       $ 1,019.1        $ 1,092.2
  Life insurance and immediate annuity premiums                       61.2            59.3           251.1            240.0
  Net investment income                                              442.6           429.3         1,739.2          1,668.4
  Realized gain on securitizations                                     1.9              --             1.9               --
  Other income                                                        49.5            47.5           195.5            194.6
                                                              ----------------------------------------------------------------
    TOTAL OPERATING REVENUES                                         805.5           804.2         3,206.8          3,195.2
                                                              ----------------------------------------------------------------

BENEFITS AND EXPENSES
  Interest credited                                                  318.7           305.9         1,248.8          1,183.9
  Life insurance and annuity benefits                                 71.4            56.3           279.8            241.6
  Policyholder dividends                                              10.6            12.7            41.7             44.5
  Amortization of deferred policy
     acquisition costs                                                82.9            88.6           348.1            351.6
  Other operating expenses                                           173.7           166.0           643.0            676.3
  Interest expense on debt and trust securities                       14.8            13.1            54.9             48.5
                                                              ----------------------------------------------------------------
    TOTAL BENEFITS AND EXPENSES                                      672.1           642.6         2,616.3          2,546.4
                                                              ----------------------------------------------------------------

INCOME BEFORE FEDERAL INCOME TAX EXPENSE                             133.4           161.6           590.5            648.8

  Federal income tax expense                                          31.6            46.9           152.6            197.8
                                                              ----------------------------------------------------------------
NET OPERATING INCOME                                                 101.8           114.7           437.9            451.0


Net realized losses on investments, hedging instruments,
and hedged items, excluding securitizations, net of taxes
                                                                     (43.2)           (5.5)          (18.0)           (16.1)
Cumulative effect of adoption of accounting principles, net
of taxes                                                               --              --             (7.1)              --
                                                              ----------------------------------------------------------------
NET INCOME                                                          $ 58.6          $109.2          $412.8           $434.9
                                                              ================================================================

DILUTED EARNINGS PER SHARE
NET OPERATING INCOME                                                $ 0.79          $ 0.89          $ 3.39           $ 3.50
Net realized losses on investments, hedging instruments,
and hedged items, excluding securitizations, net of taxes
                                                                     (0.34)          (0.04)          (0.14)           (0.12)

Cumulative effect of adoption of accounting principles, net
of taxes                                                               --               --           (0.05)             --
                                                              ----------------------------------------------------------------
NET INCOME                                                          $ 0.45          $ 0.85          $ 3.20           $ 3.38
                                                              ================================================================

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                              128.9           128.7           128.9            128.7
                                                              ================================================================
  Diluted                                                            129.1           129.1           129.2            128.9
                                                              ================================================================


                                                              EXHIBIT 2 TO FOURTH QUARTER 2001 EARNINGS ANNOUNCEMENT
                                                              ------------------------------------------------------


NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
                                                                              DECEMBER 31,             DECEMBER 31,
($ in millions, except for per share data)                                        2001                     2000
                                                                        --------------------------------------------
ASSETS
Investments:
  Fixed maturity securities, at fair value                                          $18,548.3             $15,497.2
  Equity securities, at fair value                                                      150.5                 150.2
  Mortgage loans on real estate, net                                                  7,113.1               6,168.3
  Real estate, net                                                                      172.0                 310.7
  Policy loans                                                                          592.7                 562.6
  Other long-term investments                                                           125.0                 111.8
  Short-term investments                                                              1,112.8                 558.4
                                                                        --------------------------------------------
    TOTAL INVESTMENTS                                                                27,814.4              23,359.2
Cash and cash equivalents                                                                65.0                  62.7
Accrued investment income                                                               309.7                 252.5
Deferred policy acquisition costs                                                     3,213.7               2,872.7
Other assets                                                                            911.4                 662.7
Assets held in separate accounts                                                     59,646.7              65,968.8
                                                                        --------------------------------------------
               TOTAL ASSETS                                                         $91,960.9             $93,178.6
                                                                        ============================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Future policy benefits and claims                                                 $25,491.6             $22,243.3
  Short-term borrowings                                                                 100.0                 118.7
  Other liabilities                                                                   2,382.3               1,251.9
  Senior debt                                                                           597.0                 298.4
  Liabilities related to separate accounts                                           59,646.7              65,968.8
                                                                        --------------------------------------------
    TOTAL LIABILITIES                                                                88,217.6              89,881.1
                                                                        --------------------------------------------

Company-obligated mandatorily-redeemable capital
   and preferred securities of subsidiary trusts                                        300.0                 300.0
                                                                        --------------------------------------------

Shareholders' equity:
  Class A common shares                                                                   0.2                   0.2
  Class B common shares                                                                   1.0                   1.0
  Additional paid-in capital                                                            646.5                 640.8
  Retained earnings                                                                   2,598.8               2,245.5
  Accumulated other comprehensive income                                                202.5                 114.5
  Other                                                                                  (5.7)                 (4.5)
                                                                        --------------------------------------------
    TOTAL SHAREHOLDERS' EQUITY                                                        3,443.3               2,997.5
                                                                        --------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $91,960.9             $93,178.6
                                                                        ============================================

BOOK VALUE PER SHARE
Including other comprehensive income                                                $   26.71             $   23.29
                                                                        ============================================
Excluding other comprehensive income                                                $   25.14             $   22.40
                                                                        ============================================
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